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                                                                   Exhibit 10.19

                                    AGREEMENT

     This Agreement (the "Agreement") dated as of January 15, 1998 is entered into by and between Radio Unica Corp. ("RUC") having a business address at 2 Alhambra Plaza, Suite 508, Coral Gables, Florida 33134 and Jorge Ramos ("Contractor") having an address at 10546 N.W. 52nd Terrace, Miami, Florida 33178.

     The parties agree as follows:

     Section 1. Term: RUC agrees to retain Contractor as an independent contractor to provide the Services (as defined in Section 2 below) upon the terms and conditions set forth herein from November 17, 1997 through the end of the 1998 World Cup Event (as defined in Section 2 below) signified by its closing ceremonies, plus a time period thereafter reasonably necessary to finalize 1998 World Cup Event matters that are within or related to the Services hereunder (the "Ending Date"), unless sooner terminated pursuant to the terms set forth herein (the "Term"). It is acknowledged and agreed that during the 15-day period immediately following the closing ceremonies, Contractor will be on vacation and will not be available to provide Services during such period. By way of estimation and not limitation, the Ending Date is estimated to occur on or prior to August 31, 1998. Contractor hereby agrees to serve in such capacity and perform the Services during the Term upon the terms and conditions set forth herein.

     Section 2. 1998 World Cup Event/Services:

     (a) The 1998 World Cup Soccer Championship Games is a series of soccer matches (each, a "Match" and collectively, the "Matches"), together with opening and closing ceremonies for the matches and the Sorteo (each, a "Ceremony" and collectively, the "Ceremonies"), scheduled to take place in France during the period from June 10, 1998 through July 12, 1998, except for the Sorteo which is scheduled to take place during December 1997 (collectively, the "1998 World Cup Event"). The 1998 World Cup Event will be organized and overseen by the Federation Internationale de Football Association ("FIFA"). Organizacion de la Television Iberoamerica ("OTI") owns certain rights to the 1998 World Cup Event, certain of which were granted by OTI to Univision Network Limited Partnership ("Univision") and certain of which (namely, exclusive Spanish-language radio broadcast rights in the United States, excluding its territories and possessions, to the 1998 World Cup Event, the "Radio Rights") were granted by Univision to RUC under a Radio Broadcasting Rights Agreement (the "Broadcasting Rights Agreement") between RUC and Univision dated as of July 30, 1997.

     (b) (i) During the Term, Contractor shall provide the following services (the "Services") to RUC:

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          (A) Services as producer and host of RUC's Spanish-language radio broadcasts of each of the Matches and Ceremonies (except for any Matches or Ceremonies that RUC, in its sole discretion, may choose not to broadcast) using the Basic Feed, as defined in the Broadcasting Rights Agreement, for the Matches and the Ceremonies that RUC so chooses to broadcast (collectively, the "Radio Broadcasts"), as further described in subpart (b)(ii) below;

          (B) Scheduling, developing, organizing and conducting any and all activities necessary in order to pre-produce, produce, host and broadcast the Radio Broadcasts in accordance with this Agreement and the Broadcasting Rights Agreement (in particular, and not by way of limitation, in accordance with Section 1.4 of the Broadcasting Rights Agreement which requires compliance with restrictions and limitations that may be imposed by FIFA, OTI, the local sponsoring organization(s) and the host broadcasting organization(s), including, without limitation, those set forth in Exhibit B to the Broadcasting Rights Agreement);

          (C) Coordinating with FIFA, OTI and Univision, and all other relevant organizations or persons, as necessary to facilitate and complement the Radio Broadcasts, including, without limitation, attending necessary planning sessions with those organizations or persons;

          (D) Retaining, directing and supervising staff members, each a "Staff Member," as necessary and appropriate to assist in connection with the Services hereunder (such Staff Members will provide services in an independent contractor relationship with RUC and will be compensated by RUC, subject to subpart (b) below);

          (E) Providing or causing to be provided necessary and appropriate technical resources for the Radio Broadcasts; and

          (F) Providing any other services requested by RUC in connection with, or as necessary and appropriate to accomplish, pre-production, production and hosting of the Radio Broadcasts by Contractor, and generally, in connection with, the Radio Broadcasts.

Subject to the acknowledgments, agreements, representations and warranties regarding the Telemundo Contract referenced in Section 9 below, Contractor shall be available at such times and places as RUC shall designate in order to provide the Services hereunder, including, without limitation, the times and places for the Matches and Ceremonies that RUC chooses to broadcast. Contractor shall provide all Services in accordance with all terms of, and shall not act in a manner that violates any terms of, this Agreement or the portions of the Broadcasting Rights Agreement attached hereto as Exhibit A, and shall be responsible for any costs or losses to RUC that may arise from any such violation. Contractor acknowledges his receipt, review and understanding of said portions of the Broadcasting Rights Agreement.

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          (ii) Contractor shall provide services as producer and host in person at each of the Matches and Ceremonies that RUC chooses to broadcast, therefore requiring Contractor's attendance in person at each of those events. More specifically, Contractor shall, for each of the Radio Broadcasts, use the Basic Feed, as defined in the Broadcasting Rights Agreement, to produce and edit for radio broadcast by RUC an audio play-by-play description of the subject Match or Ceremony containing voice-over descriptions and to incorporate in such broadcasts the audio soundtrack of the Basic Feed containing background noise, but not the video signal or any play-by-play or other narrative descriptions contained in the Basic Feed or provided by Univision, as described in Section 1.2(c) of the Broadcasting Rights Agreement. Contractor shall incorporate into any such broadcast(s) material requested by RUC, including, without limitation, references by Contractor to certain commercial sponsors, advertisers or entities or events related to RUC or the Matches, Ceremonies or related events or drop-ins, voice-overs, vignettes or promotional mentions by Contractor that refer to any of such parties or events (and subject to the limited prior approval rights of Contractor with respect to certain of such references, as set forth in Section 5 below).

     (c) Any decisions with respect to retaining and compensating Staff Members shall require the prior written consent of RUC's Chief Financial Officer or his appointee and any retained Staff Member shall be required to sign an independent contractor agreement with RUC in a reasonable form provided by RUC setting forth the terms of retention.

     (d) RUC shall pay all costs and expenses incurred by Contractor in connection with his Services hereunder, so long as (i) such costs and expenses are for items identified in the 1998 World Cup Event budget (the "Budget") prepared by Contractor, attached hereto as Exhibit B and incorporated herein, and do not exceed the amounts set forth in the Budget for said items or (ii) such costs and expenses are agreed to in writing by RUC's Chief Financial Officer or his appointee prior to Contractor's incurring the costs and expenses. As between RUC and Contractor, Contractor shall be solely responsible for the payment of any costs and expenses incurred other than as set forth this Section 2(c).

     Section 3. Compensation:

     (a) RUC shall pay to Contractor as compensation for his Services hereunder the sum of $82,000 (the "Compensation Amount"), payable as set forth in Section 3(b) below.

     (b) Conditioned upon Contractor's full and faithful performance of all terms of this Agreement to RUC's reasonable satisfaction, the Compensation Amount shall be payable to Contractor as follows:

          (i) $42,000 on or before January 31, 1998;

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          (ii) $20,000 on or before July l, 1998; and

          (iii) $20,000 on or before August 15, 1998.

     (c) RUC shall use its good faith efforts to make available to Contractor tickets collectively valued at approximately $2,000, which tickets will be purchased by Contractor at his sole cost.

     Section 4. Independent Contractor Status:

     (a) It is expressly understood and agreed that Contractor shall act as an independent contractor and shall perform the Services under this Agreement as an independent contractor. The parties intend for this Agreement to create an independent contractor relationship. Nothing herein shall be construed as creating a joint venture, partnership, employment or agency relationship between RUC and Contractor. Accordingly, except as expressly provided in this Agreement, no party to this Agreement has the authority, implied, apparent or expressed, to lawfully bind the other with respect to any matter.

     (b) RUC is interested in the results to be achieved by this Agreement, and Contractor will have the power to select the means and methods of performing the work required hereunder, with instructions from RUC as to the end results to be accomplished. Contractor acknowledges that he is not an employee, agent or servant of RUC. RUC shall not withhold, report or pay so-called withholding taxes with respect to the compensation payable hereunder (such taxes shall include, without limitation, federal income taxes, federal social security taxes and Florida unemployment insurance taxes). Notwithstanding the foregoing, should RUC be subjected to any expense or liability by reason of such failure to withhold, report or pay such taxes (including, without limitation, penalties, interest or attorneys' fees), Contractor agrees that he will indemnify and hold RUC harmless therefrom; accordingly, Contractor shall, upon demand, promptly reimburse RUC for all such expenses. Contractor will be provided with a 1099 Form or other form required by the applicable state or federal authorities with respect to Contractor's compensation under this Agreement.

     (c) Pursuant to the Florida Worker's Compensation Act, RUC will not provide worker's compensation insurance to the Contractor. It is understood that RUC does not agree to use Contractor exclusively. Contractor shall not be eligible for participation in any of RUC's employee or fringe benefit programs, including, without limitation, profit sharing, vacation, disability, retirement, deferred compensation, and medical or disability insurance that RUC may maintain for its employees.

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     Section 5. Ownership of and Rights to Radio Broadcasts and 1998 World Cup
Event Materials: Contractor acknowledges and agrees that he shall have no ownership interest in the Radio Broadcasts, the Radio Rights or any 1998 World Cup Event trademarks or 1998 World Cup Event materials created or owned by RUC, or any portion thereof. Said items shall be owned by RUC, and RUC shall have the right to exploit any or all of said materials in any form, manner or media during and after the Term, as between the parties hereto, in RUC's sole discretion, without limitation and without any further consideration to Contractor. Contractor acknowledges that his name, voice, performances and services hereunder and the results and proceeds of those performances and services may be so exploited by RUC for profit or otherwise by any means or method. Contractor hereby acknowledges that RUC is the owner of (a) said results and proceeds, (b) the right to use and to permit others to use Contractor's name, voice, and biographical material for and in connection with use of said results and proceeds (it being understood that said right is exclusive to RUC only as to said result and proceeds) and (c) all rights of every kind and nature in and to said results and proceeds. In the event that RUC wishes to use said materials and results and proceeds in connection with a commercial sponsor, advertiser or other party, RUC shall have the right, in its sole discretion, to do so; provided that should Contractor be asked to provide additional services or appearances specifically in connection with said sponsor, advertiser or other party, then Contractor's prior approval and agreement to said additional services and appearances shall be required and shall not be unreasonably withheld. The parties acknowledge and agree that the references mentioned in the last sentence of Section 2(b)(ii) above shall not constitute "additional services or appearances specifically in connection with the sponsor, advertiser or other party," as such phrase is used in the immediately preceding sentence, unless such references are in the form of pre-recorded commercial advertisements by Contractor for a sponsor, advertiser or other party that are greater than thirty (30) continuous seconds in length, which advertisements are aired during advertising time or commercial breaks, not within the context of a Match or Ceremony broadcast.

     Section 6. Termination:

     (a) RUC may terminate this Agreement at any time during the Term for Cause upon notice thereof to Contractor. For the purposes of this Agreement, "Cause" shall mean (i) cancellation of the 1998 World Cup Event or RUC's right to broadcast the Matches and Ceremonies for reasons outside the control of RUC,
(ii) Contractor's willful misconduct in the performance of (or failure or refusal to perform) the Services hereunder, including, without limitation, pre-production, hosting or production services, or breach of any term of this Agreement; (iii) Contractor's fraudulent, reckless, immoral or unlawful behavior or occurrence of any of the circumstances identified in Section 6(b) below whether or not in connection with his independent contractor relationship hereunder or the Services hereunder or (iv) Contractor's negligent performance of the Services hereunder; (v) the circumstance referenced in the final sentence of Section 9 below or (vi) a material change in Contractor's voice such that it is no

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longer appropriate or desirable for radio broadcasts. This Agreement may also be terminated by RUC if Contractor fails to perform his Services for a period in excess of twenty (20) days, whether or not consecutive, during the Term, whether as a result of disability or otherwise.

     (b) Contractor shall, during the Term, conduct himself with due regard to public morals and conventions. If, during the Term, Contractor (i) is charged by a governmental authority with the commission of a felony or with any offense involving moral turpitude, (ii) performs any act or makes any oral or written statement which tends to place RUC or its employees or agents in public ridicule, controversy or contempt or (iii) performs any act which causes, or can reasonably be anticipated to cause, substantial impairment of the commercial value to RUC of the Services hereunder, then such circumstance shall constitute "Cause" under Section 6(a)(iii) above.

     (c) Upon termination of this Agreement under this Section 6, RUC's sole obligation following termination shall be to pay to Contractor a prorated amount of the Compensation Amount, calculated as follows. Solely for purposes of proration of the Compensation Amount hereunder, the parties acknowledge and agree that the Compensation Amount of $82,000 is compensation for a term from November 17, 1997 through August 31, 1998 (the "Time Period") and that the prorated amount payable to Contractor for Services hereunder provided prior to termination under this Section 6 or otherwise shall be equal to the Compensation Amount multiplied by (the number of days in the Time Period prior to termination
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divided by the total number of days in the Time Period), the "Prorated Amount."
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If the Prorated Amount exceeds the Compensation Amount received by Contractor prior to any such termination, then said excess amount shall be payable to Contractor by RUC upon termination. If the Prorated Amount is less than the Compensation Amount received by Contractor prior to any such termination, then the difference between said amounts shall be payable by Contractor to RUC upon termination.

     (d) Consistent with the provisions set forth in this Section 6 above that provide for early termination of this Agreement, this Agreement is not intended to and does not guarantee or assure RUC's engagement or retention of Contractor through the conclusion of the 1998 World Cup Event and any such guarantee or assurance is hereby expressly disclaimed.

     (e) Any termination in accordance with this Section 6 is in addition to any other rights the terminating party may be entitled to by the terms of this Agreement or by law.

     Section 7. Indemnification:

     (a) Contractor hereby agrees to indemnify and hold harmless RUC and its respective directors, officers, agents and employees, from and against any damages, losses, claims, suits or liabilities or actions, and reasonable expenses as incurred (including the expense of

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investigation and preparation and reasonable fees and disbursements of RUC and such persons' counsel) resulting from Contractor's gross negligence or willful misconduct hereunder or Contractor's breach of this Agreement. The foregoing agreement shall be in addition to any rights that RUC or any indemnified person may have at common law or otherwise.

     (b) RUC hereby agrees to indemnify and hold harmless Contractor from and against any damages, losses, claims, suits or liabilities or actions, and reasonable expenses as incurred (including the expense of investigation and preparation and reasonable fees and disbursements of Contractor and his counsel) resulting from RUC's gross negligence or willful misconduct hereunder or RUC's breach of this Agreement. The foregoing agreement shall be in addition to any rights that Contractor may have at common law or otherwise.

     Section 8. Confidentiality:

     (a) Contractor acknowledges and agrees that (i) all of RUC's Confidential Information (as defined below) is the property of RUC, (ii) Contractor shall have no right to use any Confidential Information except in connection with the business of RUC and (iii) Contractor will have access to and will use the Confidential Information in connection with his relationship with RUC hereunder.

     (b) Contractor shall not, directly or indirectly, use, disseminate or disclose to third parties any Confidential Information. Upon expiration or termination of the Term, all documents, records and other information containing Confidential Information shall be returned to RUC.

     (c) For the purposes of this Agreement, "Confidential Information" shall mean any non-public (so long as the information was not made public through release of the information by Contractor to third parties in violation of this
Section 8) or proprietary information or trade secrets of RUC or any affiliate of RUC, including without limitation, personnel information, financial information, customer lists, rate cards, revenue data, supplier lists, ownership information, plans, analyses, trade secrets, licenses, copyrights and trademarks, management agreements, know-how, marketing plans, leases and computer software and any other processed or collected data.

     (d) Contractor acknowledges and covenants that any Confidential Information he has acquired or in the future acquires for or with respect to RUC will be received and held in confidence and as a fiduciary with respect to RUC. Contractor hereby assigns to RUC any rights he may have or acquire in RUC Confidential Information in performance of his Services hereunder.


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     Section 9. Representations and Warranties: Contractor represents and warrants that he has the full authority and right to enter into this Agreement and the full authority and right to perform the Services under this Agreement. Contractor further represents and warrants that he is proficiently qualified and skilled to perform the Services under this Agreement. RUC acknowledges that Contractor is, as of the date of this Agreement, and may throughout the Term be, a party to a contract with Telemundo (the "Telemundo Contract") to provide services as a television program host. RUC acknowledges and agrees that Contractor will be required to concurrently provide services under the Telemundo Contract and this Agreement and that Contractor will be required to resolve conflicts that may arise in connection therewith. Contractor represents and warrants to RUC, as a material inducement to RUC entering into this Agreement, that he has informed Telemundo of the existence, scope and nature of this Agreement, that Telemundo does not object to Contractor's Services hereunder, that the Telemundo Contract does not prohibit Contractor from entering into this Agreement or providing Services hereunder and that such conflicts and the resolution thereof will not materially impair or interfere with Contractor's ability to provide Services hereunder (in the event that the conflicts do so materially impair or interfere, in RUC's sole discretion, such circumstance shall be deemed "Cause" under Section 6(a) hereof). It is understood and agreed that, except in the event of a conflict involving non-appearance for a Match or Ceremony broadcast, an isolated, non-repeated conflict shall not constitute such a material impairment or interference.

     Section 10. Survival; Injunctive Relief: The provisions of Sections 4, 5, 7 and 8 above and Sections 12 and 13 below shall survive termination of this Agreement. In the event Contractor breaches the provisions of Sections 8 above, in addition to the other remedies at law or in equity that may be available to RUC, Contractor acknowledges and agrees that RUC shall have grounds for injunctive relief in addition to any other relief that may be available to RUC.

     Section 11. Entire Agreement; Waiver; Severability: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All other previous agreements or writings are therefore superseded. Any waiver of a party's breach of any provision of this Agreement shall not be taken, construed, or held to be a waiver for any breach thereafter or any other provision hereof. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Florida law. However, if any provision of the Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in force as if the invalidated provision did not exist.

     Section 12. Jury Waiver; Attorneys' Fees: Each party hereto knowingly, voluntarily and intentionally waives the right that it may have to a trial by jury with respect to any actions arising out of or in connection with this Agreement or Contractor's independent contractor relationship hereunder. In any action at law or in equity to enforce

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or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' and paralegal fees, costs and expenses, including fees and costs at the appellate level, in addition to any other relief to which it may be entitled.

     Section 13. Choice of Law, Venue, Notices: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The venue for any actions arising out of this Agreement shall be courts located in Dade County, Florida. Any written notices hereunder shall be sent to the respective parties at the addresses first set forth above.

     Section 14. Modification; Assignment: No modification of any terms of this Agreement shall be effective unless in writing and signed by both parties to this Agreement. This Agreement for personal services may not be assigned by Contractor but may be assigned by RUC, without limitation.

     Section 15. Counterparts: This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.


Radio Unica Corp.


By:  /s/ Steven E. Dawson                         /s/ Jorge Ramos
   -------------------------------------     -------------------------
                                              Jorge Ramos


Date:    1/15/98                         Date: 1-14-98
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